Exhibit 14


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated December 14, 2001, relating to the financial statements and financial highlights of Pilgrim International Fund, Inc. and Pilgrim International Core Growth Fund (one of the portfolios constituting Pilgrim Mutual Funds), which appears in the October 31, 2001 Annual Reports to Shareholders of Pilgrim International Fund, Inc. and Pilgrim Mutual Funds, respectively, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Representations and Warranties" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Denver, Colorado
February 4, 2002